Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is effective as of March 31, 2015 (the “Effective Date”), by and between Scott Salmirs (“Executive”) and ABM Industries Incorporated for itself and on behalf of its subsidiaries and affiliates, as applicable herein.

WHEREAS, the subsidiaries and affiliates of ABM (as hereinafter defined) are engaged in the building maintenance and related service businesses, and

WHEREAS, Executive is experienced in the administration, finance, marketing, and/or operation of such services, and

WHEREAS, ABM and its subsidiaries and affiliates have invested significant time and money to develop proprietary trade secrets and other confidential business information, as well as invaluable goodwill among their customers, sales prospects and employees, and

WHEREAS, ABM and its subsidiaries and affiliates have disclosed and will disclose to Executive such proprietary trade secrets and other confidential business information which Executive will utilize in the performance of his duties and responsibilities as President and Chief Executive Officer and under this Agreement, and

WHEREAS, Executive wishes to, or has been and desires to remain employed by ABM, and to utilize such proprietary trade secrets, other confidential business information and goodwill in connection with his employment,

NOW THEREFORE, Executive and ABM agree as follows:

1.         EMPLOYMENT.   ABM hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

2.         TITLE.   Executive’s title shall be President and Chief Executive Officer of ABM, subject to modification as mutually agreed upon by ABM and Executive.

3.         DEFINITIONS.  The capitalized terms used in this Agreement shall have the following definitions:

A.         “2006 Equity Plan” means the Company’s 2006 Equity Incentive Plan (as amended and restated January 10, 2012), as may be amended from time to time, or such successor equity plans as may be adopted and administered by or on behalf of the Company from time to time.

B.         “2006 Equity Plan Terms and Conditions” mean the Company’s Statement of Terms and Conditions Applicable to Options, Restricted Stock, Restricted Stock Units and Performance Shares Granted to Employees Pursuant to the 2006 Equity Plan (as amended and restated December 9, 2013), as may be amended from time to time, or such successor terms and conditions or equity award agreements as may be adopted and administered by or on behalf of the Company from time to time with respect to equity awards under the 2006 Equity Plan.

C.         “ABM” means ABM Industries Incorporated, its successors, and assigns.

D.         “Accrued Compensation” means any and all previously earned, but as of yet unpaid, salary, and reimbursement of business expenses and fringe benefits as of yet unpaid or unprovided.

E.          “Base Salary” means the salary paid under Paragraph 7A for the applicable Fiscal Year.

F.         “Board” means the Board of Directors of ABM.

G.         “Bonus” means a performance-based annual cash bonus payable under Paragraph 7B of this Agreement.

H.         “CEO Committee” means a committee designated by the Board which shall constitute all of the Independent Directors.

I.         “Company” means ABM and any of its subsidiaries or affiliates, including without limitation any limited liability companies or joint ventures, as applicable.

J.         “Compensation Committee” means the Compensation Committee of the Board.

K.          “EOIP” means the ABM Executive Officer Incentive Plan adopted by the Board on January 10, 2006, as such plan may be amended from time to time, or any successor plan.

L.         “Executive” means Scott Salmirs.

M.         “Fiscal Year” means the period beginning on November 1 of a calendar year and ending on October 31 of the following calendar year or such other period as shall be designated by the Board as ABM’s fiscal year.

N.         “Independent Directors” means the directors designated by the Board as independent directors, which persons shall qualify both as independent under the rules and regulations of the New York Stock Exchange and as outside directors under Section 162(m).

O.         “Just Cause” means (i) theft or dishonesty, (ii) neglect or failure to perform employment duties, (iii) inability or unwillingness to perform employment duties, (iv) insubordination, (v) abuse of alcohol or other drugs or substances affecting Executive’s performance of his employment duties, (vi) material and willful breach of this Agreement, (vii) other misconduct, unethical or unlawful activity, (viii) a conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof, or (ix) a conviction of or plea of “guilty” or “no contest” to a misdemeanor involving a crime of moral turpitude under the laws of the United States or any state thereof. A condition precedent to Just Cause under clauses (ii) and (iii) of this Paragraph 3O is notice from the Board that the conduct of Executive is

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violating clause (ii) or (iii), as applicable, unless such conduct is immediately corrected to the satisfaction of the Board.

P.         “Performance Assessment” means the Compensation Committee’s annual assessment, after consultation with the CEO Committee, of Executive’s performance compared against the Performance Criteria.

Q.         “Performance Criteria” means the performance criteria for Executive established annually by the Compensation Committee, after consultation with the CEO Committee, in accordance with Paragraph 7B of this Agreement.

R.         “Retirement Plan Benefits” mean the benefits provided upon Retirement (as defined in the 2006 Equity Plan Terms and Conditions) pursuant to the 2006 Equity Plan Terms and Conditions.

S.         “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, or any successor statute.

T.         “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, or any successor statute.

U.         “State of Employment” means New York.

V.         “Target Bonus” means 100% of Executive’s Base Salary.

W.         “Term” is the period beginning on the Effective Date and ending on October 31, 2017, unless sooner terminated under Paragraph 14 of this Agreement.

X.         “Total Disability” means Executive’s inability to perform his duties under this Agreement and shall be deemed to occur on the 91st consecutive or non-consecutive calendar day within any 12 month period that Executive is unable to perform his duties under this Agreement because of any physical or mental illness or disability.

4.         DUTIES & RESPONSIBILITIES. During the Term, Executive shall be employed and serve as the President and Chief Executive Officer of the Company and shall have such duties and responsibilities commensurate with such title. Executive shall further perform such executive or managerial duties and responsibilities as are reasonably assigned, consistent with his role, from time-to-time by the Board, to which Executive shall directly and solely report and be accountable. As soon as practicable, the Company will nominate Executive to the Board, and continue to nominate Executive to the Board throughout the Term.

5.         TERM OF AGREEMENT. This Agreement shall end on October 31, 2017 unless sooner terminated pursuant to Paragraph 14.

6.         PRINCIPAL OFFICE. During the Term of this Agreement, Executive shall be based at an ABM office located in the State of Employment, City of New York, or such other location as shall be mutually agreed upon by the Board and Executive.

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7.         COMPENSATION. ABM agrees to compensate Executive, and Executive agrees to accept as compensation for Executive’s assumption and performance of duties and responsibilities pursuant to this Agreement:

A.         SALARY. Executive shall be entitled to a Base Salary in an amount to be determined by the CEO Committee in its sole discretion, provided that Executive’s initial Base Salary shall be at an annual rate of $760,000 and further provided that Executive’s Base Salary shall not be reduced without Executive’s consent.

B.         BONUS.  Subject to the provisions of the EOIP, the provisions of Paragraph 14 and subparagraphs (ii) and (iii) below, Executive shall be entitled to a cash Bonus for each Fiscal Year, as follows:

i.          Executive’s Bonus may range from 0% to 185% of the Target Bonus and shall be based on the Performance Assessment of Executive for the applicable Fiscal Year evaluated on the basis of the Performance Criteria. Performance Criteria may include both ABM and individual objectives, may be both qualitative and quantitative in nature and, except with respect to the Fiscal Year ending October 31, 2015 (the “2015 Fiscal Year”), shall be established and communicated to Executive within 90 days after the beginning of the Fiscal Year for which they apply. For the 2015 Fiscal Year, Executive shall be entitled to a bonus amount equal to the sum of (A) a prorated portion of the bonus amount for the fraction of the 2015 Fiscal Year completed prior to March 31, 2015, based on the bonus program established for Executive at the beginning of the 2015 Fiscal Year, including his position on the first day of such Fiscal Year, and the Company's actual financial performance for the entire Fiscal Year as compared to the financial performance goals for the year and (B) a prorated portion of the bonus amount for the fraction of the 2015 Fiscal Year completed after March 31, 2015, based on the bonus program established for Executive as the President and Chief Executive Officer for the remainder of the 2015 Fiscal Year and the Company's actual financial performance for the entire Fiscal Year as compared to the financial performance goals for the year, with such sum subject to the terms and conditions of the EOIP including any overriding actual financial performance requirement for the entire Fiscal Year. The Compensation Committee or the CEO Committee (or members of such committees) may seek the views of members of the Board with respect to whether the Performance Criteria have been achieved, provided that the Performance Assessment shall be solely determined by the Compensation Committee. The determination of the Bonus amount for each Fiscal Year shall be determined by the CEO Committee.

ii.         ABM shall pay Executive the Bonus for each Fiscal Year as soon as practicable following completion of the audit of ABM’s financial statements for such Fiscal Year and within 10 days after determination of the Bonus by the CEO Committee. Notwithstanding the foregoing, the Bonus shall be paid no later than March 15th of the year following the end of the calendar year in which the Bonus is earned. In the event of termination of employment hereunder other than a termination under Paragraph 14B or a termination under Paragraph 14C, ABM shall pay Executive a prorated portion of the Bonus for the fraction of the Fiscal Year completed prior to the date of termination, based on (A) the Company’s actual financial performance for the entire Fiscal Year as compared to the financial performance goals for the year and a multiplier of 1.0 and (B) target level of performance with respect to Executive’s individual objectives for such year and a multiplier of 1.0, in each case subject to the terms and conditions of the EOIP including any

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overriding actual financial performance requirement for the entire Fiscal Year. The prorated portion of the Bonus shall be paid at such time as bonuses are paid to employees generally, but in no event later than March 15th of the year following the end of the calendar year in which the Bonus is earned.

iii.         Absent bad faith or material error, any conclusions of the Compensation Committee or the CEO Committee with respect to the Performance Criteria, the Performance Assessment, or the actual Bonus shall be final and binding upon Executive and ABM.

iv.         Notwithstanding any other provision of this Agreement, the CEO Committee may, no later than 90 days after the beginning of any Fiscal Year (but in no event later than the date required for the Bonus to qualify as performance-based compensation within the meaning of Section 162(m)), approve and notify Executive of a modification to the Target Bonus or the bonus range set forth in subparagraph (i) above. The CEO Committee’s decision in this regard shall be deemed final and binding on Executive. In addition, the CEO Committee may grant a discretionary incentive bonus to Executive at any time in its sole discretion.

C.         EQUITY PLAN PARTICIPATION.  Executive shall be entitled to participate in the 2006 Equity Plan in accordance with its terms and in any other Company equity plan that is generally available to ABM’s senior executive officers (as distinguished from general management), including, without limitation, any long-term incentive compensation plans or similar programs (“Annual Equity Plan Participation”). There is no guaranteed Annual Equity Plan Participation under this Agreement. Executive’s Annual Equity Plan Participation shall be on the terms and subject to such conditions as are specified for the particular Company plans or programs. ABM reserves the right to amend or terminate the 2006 Equity Plan at any time subject to the terms of the 2006 Equity Plan. All awards granted regarding Executive’s Annual Equity Plan Participation will be subject, as applicable, to the terms and conditions of any Company recoupment or “clawback” policy in effect on the date of grant for such awards.

D.         FRINGE BENEFITS. Executive (including domestic partners, spouses and dependents) shall receive the then current fringe benefits generally provided by ABM to its executives on terms and conditions no less favorable to such executives. Such benefits may include but not be limited to the use of group health benefits, long-term disability benefits, group life insurance, sick leave and vacation. Each of these fringe benefits is subject to the applicable ABM policy at all times. Executive expressly agrees that should he terminate employment with ABM for the purpose of being re-employed by an ABM subsidiary or affiliate, he shall “carry-over” any previously accrued but unused vacation balance to the books of the applicable subsidiary or affiliate. ABM reserves the right to add, increase, reduce or eliminate any fringe benefit at any time, but no such benefit or benefits shall be reduced or eliminated as to Executive unless generally reduced or eliminated as to senior executives at ABM.

E.         POST-EMPLOYMENT HEALTH INSURANCE ASSISTANCE. Subject to Paragraph 15 of this Agreement, upon Executive’s termination of employment for any reason (other than for Just Cause) and concluding no later than 9 years after such termination, ABM upon Executive’s termination of employment, on each anniversary of such date thereafter, and concluding with the ninth anniversary of such date, shall pay Executive $10,000 per year to assist Executive in purchasing health insurance for Executive and his spouse. In the event that Executive

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dies prior to the expiration of such ten-year period, ABM shall pay Executive’s surviving spouse $10,000 per year, as described above, until the first to occur of (i) the death of Executive’s spouse or (ii) the end of the ten-year period.

8.         PAYMENT OR REIMBURSEMENT OF BUSINESS EXPENSES. ABM shall pay directly or reimburse Executive for reasonable business expenses of ABM incurred by Executive in connection with ABM business in accordance with the ABM Travel & Entertainment Policy, as in effect from time to time.

9.         BUSINESS CONDUCT.  Executive shall dedicate his full business time and attention to the performance of duties hereunder, perform his duties in good faith and to a professional standard, and fully comply with all laws and regulations pertaining to the performance of his responsibilities, all ethical rules, ABM’s Code of Business Conduct and Ethics, as well as any and all of policies, procedures and instructions of Company including but not limited to the provisions of ABM’s Recoupment Policy and Section 304 of the Sarbanes-Oxley Act of 2002. Executive agrees that if he is approached by any person to discuss a possible acquisition or other transaction that could reasonably result in a change of control of ABM, Executive will immediately advise ABM’s General Counsel and Chairman of the Board. In addition, in consideration for ABM entering into this Agreement, for a period commencing on the Effective Date and ending on the twelve (12) month anniversary of the termination of Executive’s employment with ABM for any reason, Executive shall not, without the prior express authorization of the Board, directly or indirectly, individually or on behalf of any other person or entity, solicit, aid, induce, persuade or attempt to solicit, aid, induce or persuade any person or entity to take any action that would result in a change in control of ABM. Notwithstanding the foregoing, subject to the rules that are applicable to Executive, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

10.       NO CONFLICT. Executive represents to ABM that Executive is not bound by any contract with a previous employer or with any other business that might prevent Executive from entering into this Agreement. Executive further represents that he is not bound by any other contract or covenant that in any way restricts or limits Executive’s activities in relation to his employment with ABM that has not been fully disclosed to ABM prior to the signing of this Agreement.

11.       COMPANY PROPERTY.  ABM shall, from time to time, entrust to the care, custody and control of Executive certain of the Company’s property, such as motor vehicles, equipment, supplies, passwords and electronic and paper documents. Such documents may include, but shall not be limited to, customer lists, financial statements, cost data, price lists, invoices, forms, electronic files and media, mailing lists, contracts, reports, manuals, personnel files or directories, correspondence, business cards, copies or notes made from Company documents and documents compiled or prepared by Executive for Executive’s use in connection with Company business. Executive specifically acknowledges that all such items, including

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passwords and documents, are the property of Company, notwithstanding their preparation, care, custody, control or possession by Executive at any time(s) whatsoever.

12.       GOODWILL & CONFIDENTIAL INFORMATION.  In connection with Executive’s employment hereunder:

A.         CONFIDENTIAL INFORMATION.  Executive agrees to utilize and further the Company’s goodwill among its customers, sales prospects and employees, and acknowledges that the Company may disclose to Executive, and Executive may disclose to the Company, Confidential Information (as defined in Exhibit A).

B.         DUTY OF LOYALTY. Executive agrees that the Confidential Information and the Company’s goodwill have unique value to the Company, are not generally known or readily available to the Company’s competitors, and could only be developed by others after investing significant time and money. ABM makes the Confidential Information and the Company’s goodwill available to Executive in reliance on Executive’s agreement to hold the Confidential Information and the Company’s goodwill in trust and confidence. Executive hereby acknowledges that to use this Confidential Information and the Company’s goodwill other than for the benefit of Company would be a breach of such trust and confidence and a violation of Executive’s duty of loyalty to Company.

13.       RESTRICTIVE COVENANTS. In consideration of the compensation, contract term, potential severance benefits, continued employment provided by ABM, and access to Confidential Information, as defined below, necessary to the performance of Executive’s duties hereunder, Executive hereby agrees to restrictive covenants set forth in Exhibit A and Appendix 1.

14.       TERMINATION OF EMPLOYMENT. The Term shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of Total Disability, (iii) a termination by the Company with or without Just Cause, (iv) a termination by Executive; or (v) expiration of the Term.

A.         TERMINATION UPON EXPIRATION OF TERM. Unless ABM and Executive mutually agree to extend the Term, Executive’s employment shall terminate at the expiration of the Term. Upon termination pursuant to this Paragraph, Executive shall not be entitled to any payments under the Agreement, except to the extent that Paragraph 14J applies, other than (i) Accrued Compensation (ii) any unpaid Bonus in respect of any completed fiscal year that has ended prior to the date of such termination (the “Prior Year Bonus”); and (iii) an amount with respect to Bonus (if any) as determined by the CEO Committee pursuant to Paragraph 7B; provided, however, that if the expiration of the Term is in connection with a termination of employment for Just Cause or a voluntary termination of employment by Executive, such termination will be governed by the provisions of Paragraphs 14B and 14C, respectively. The Bonus (if any) and Prior Year Bonus (if any) shall be paid at such time as bonuses are paid to employees generally, but in no event later than March 15th of the year following the end of the calendar year in which the Bonus was earned. Upon termination pursuant to this Paragraph, Executive shall not be entitled to any payment or benefits under the ABM Severance Policy, or any policy or plan of the Company as in effect on the termination date.

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B.         TERMINATION FOR CAUSE. ABM may terminate Executive’s employment hereunder at any time during the Term of this Agreement, without notice (except as specifically provided under Paragraph 3O, clauses (ii) and (iii)), subject only to a good faith determination by a majority of the Board of Just Cause. Upon such termination, Executive shall not be entitled to any payments under this Agreement other than the Accrued Compensation.

C.         VOLUNTARY TERMINATION BY EXECUTIVE. At any time during the Term of this Agreement, Executive may terminate employment hereunder by giving ABM 60 days’ prior written notice, and Executive shall not be entitled to any payments under this Agreement other than Accrued Compensation, post-employment health insurance assistance as set forth under Paragraph 7E, and any Retirement Plan Benefits.

D.         DISABILITY OR DEATH. Executive’s employment shall terminate automatically upon his death. The Company may terminate Executive’s employment immediately upon the occurrence of a Total Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. ABM shall pay when due to Executive or, upon death, Executive’s designated beneficiary or estate, as applicable, (i) the Accrued Compensation, (ii) the Prior Year’s Bonus; and (iii) a prorated portion of the Bonus, as determined and payable under Paragraph 7B(ii). Upon such termination, Executive shall not be entitled to any other payments under this Agreement other than those benefits provided upon death or Total Disability pursuant to the 2006 Equity Plan Terms and Conditions and, post-employment health insurance assistance as set forth under Paragraph 7E.

E.         TERMINATION WITHOUT JUST CAUSE. ABM may terminate Executive’s employment hereunder without Just Cause at any time during the Term of this Agreement by giving Executive 60 days’ written notice (or at ABM’s discretion written notice of less than 60 days, provided in such case Executive shall be entitled to receive an additional amount equal to Executive’s Base Salary plus Target Bonus for the number of days which the written notice is less than 60, with such amount payable with the first installment described in subparagraph (i) below). Upon Executive’s termination without Just Cause, in addition to the Accrued Compensation and any Prior Year’s Bonus, if any, Executive shall be entitled to receive (i) an amount equal to two times the sum of Executive’s Base Salary and Target Bonus payable, subject to Paragraph 15 of this Agreement, in equal installments in accordance with the Company’s normal payroll practice over the twenty-four month period following Executive’s termination of employment, (ii) a prorated portion of the Bonus, as determined and payable under Paragraph 7B(ii), and (iii) post-employment health insurance assistance as set forth under Paragraph 7E. Notwithstanding the foregoing, all payments (other than Accrued Compensation and post-employment health insurance assistance as set forth under Paragraph 7E) due under this Paragraph 14E (and any other Paragraphs incorporated herein) shall be subject to Paragraph 15 and Paragraph 17 of this Agreement, as well as subject to reduction, surrender, or forfeiture pursuant to the ABM’s Recoupment Policy, as may be in effect from time to time.

F.         OTHER OBLIGATIONS. A termination of employment pursuant to Paragraph 14 of this Agreement will not affect any rights that Executive may have pursuant to any agreement, policy, plan, program or arrangement of Company providing employee benefits, which rights will be governed by the terms thereof, including the 2006 Equity Plan. To the extent that Executive receives payments or benefits by reason of his termination of employment pursuant to

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any other severance agreement or employee plan (collectively, “Other Severance Agreements”), the amounts otherwise receivable under Paragraph 14 will be, to the extent permitted under Section 409A, reduced by the amounts actually paid pursuant to the Other Severance Agreements, but not below zero, to avoid duplication of payments so that the total amount payable or value of benefits receivable hereunder and under the Other Severance Agreements is not any more or less than the amounts so payable or value so receivable had such benefits been paid in full hereunder.

G.         PAYMENTS AND BENEFITS WITH RESPECT TO A CHANGE IN CONTROL. Notwithstanding anything to the contrary in this Agreement or otherwise, if Executive employment is terminated under circumstances qualifying him for payments under the Change-in-Control Agreement entered into between Executive and ABM on the Effective Date, as amended from time to time (the “Change-in-Control Agreement”), Executive shall not be entitled to payments and benefits under Paragraph 14 of this Agreement and, alternatively, Executive’s entitlement to payments and benefits, if any, shall be governed by the terms of his Change-in-Control Agreement.

H.         PAYMENTS AND BENEFITS WITH RESPECT TO RETIREMENT UNDER THE 2006 EQUITY PLAN. Notwithstanding anything to the contrary in this Agreement or otherwise, if Executive voluntarily resigns and becomes entitled to the Retirement Plan Benefits, Executive shall not be entitled to any payments or benefits under Paragraph 14E of this Agreement, or any Other Severance Agreements, and alternatively, Executive’s entitlement to payments and benefits, if any, shall be governed by the 2006 Equity Plan, the 2006 Equity Plan Terms and Conditions, Paragraph 7E hereof, and, if applicable, the Change-in-Control Agreement.

I.         ACTIONS UPON TERMINATION. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have immediately resigned as an officer and/or director of ABM and of any of its subsidiaries or affiliates, including without limitation any limited liability companies or joint ventures, as applicable. Further, if during employment Executive held any membership or position as a representative of Company for any outside organization (such as BOMA, IREM, IFMA or BSCIA), or as a trustee for a union trust fund (such as a Taft-Hartley or similar fund), or any other fiduciary position with Company, upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from such membership or position, or trustee or fiduciary position, and shall reasonably cooperate with Company in any process whereby Company designates a new representative to replace the position vacated by Executive. Executive also agrees that all property set forth in Paragraph 11 of this Agreement (including without limitation all equipment, tangible Confidential Information, documents, records, notes, contracts and computer-generated materials), other than Executive’s personal employment, equity, or compensation documents, furnished to or created or prepared by Executive incident to Executive’s employment with Company belongs to Company and shall be promptly returned to Company upon termination of Executive’s employment.

J.         PAYMENTS UPON A QUALIFIED EXPIRATION OF TERM. In the event that Executive’s employment terminates at the end of the Term pursuant to Paragraph 14A, and ABM had not offered to renew Executive’s employment upon materially similar terms and conditions then; provided Executive is in compliance with his obligations under Paragraphs 12 and 13 and Exhibit A and its Appendix 1 of the Agreement, Executive shall be entitled to, in addition to the payments provided for under Paragraph 14A, an amount equal to one times the sum of

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Executive’s Base Salary and Target Bonus, subject to Paragraph 15 of this Agreement, in equal installments in accordance with the Company’s normal payroll practice over the twelve-month period following Executive’s termination of employment; provided that such payments shall cease upon the earlier of Executive commencing full time employment which does not violate Paragraph 13 or ABM’s written notification to Executive that it is waiving Paragraph 1.5 of Exhibit A to the Employment Agreement.

15.       CONDITIONS TO PAYMENT AND ACCELERATION; CODE SECTION 409A. Any and all amounts payable and benefits or additional rights provided pursuant to Paragraph 14E or Paragraph 14J of this Agreement, other than any Accrued Compensation, shall only be payable if Executive executes and delivers to ABM a valid release of claims within 60 days of his termination date, in a form tendered by ABM and reasonably acceptable to Executive, but containing no further post-employment restrictions other than those to which Executive is already subject (a ”Waiver and Release Agreement”). No amounts payable or benefits, other than Accrued Compensation, shall be paid under this Agreement until Executive has executed and delivered his Waiver and Release Agreement and the period within which Executive may revoke his Waiver and Release Agreement has expired without revocation. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with ABM for purposes of this Agreement and no payments shall be due to Executive under this Agreement or any policy or plan of Company as in effect from time to time, providing for payment of amounts on termination of employment, unless Executive would be considered to have incurred a “separation from service” from Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in Paragraph 14E or Paragraph 14J of this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or upon Executive’s death, if earlier). In addition, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, if Executive terminates employment after October 15th of any year, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this policy prior to December 31st of the year in which the termination of employment occurs shall, subject to the previous sentence of this Paragraph, instead be paid on the first business day following January 1st of the year following Executive’s termination of employment.

16.       GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Employment.

17.       REMEDIES & DAMAGES.

A.         INJUNCTIVE RELIEF. The parties agree that compliance with Paragraphs 12 and 13 and Exhibit A and Appendix 1 of this Agreement is necessary to protect the business and goodwill of the Company, and that any breach of such Paragraphs, Exhibit, or Appendix will

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result in irreparable and continuing harm to Company, for which monetary damages may not provide adequate relief. Accordingly, in the event of any actual or threatened breach of Paragraphs 12 or 13 of this Agreement or Exhibit A or Appendix 1 by Executive, Company and Executive agree that (i) Company shall be entitled to all appropriate remedies, including but not limited to temporary restraining orders and injunctions enjoining or restraining such actual or threatened breach and (ii) the Company may cease providing the consideration provided to Executive under Paragraph 14E or Paragraph 14J of this Agreement (unless otherwise ordered by a court of law and, in any event, exclusive of any benefits under Paragraph 7E). Executive hereby consents to the issuance thereof forthwith by any court of competent jurisdiction, without the need for posting any bond.

B.         WITHHOLDING AUTHORIZATION. To the fullest extent permitted under the laws of the State of Employment hereunder, Executive authorizes ABM to withhold from any severance payments otherwise due to Executive and from any other funds held for Executive’s benefit by ABM (other than under the Change in Control Agreement), any damages or losses sustained by Company as a result of any material breach or other material violation of this Agreement by Executive, pending resolution of the underlying dispute.

C.         The parties agree to submit any dispute hereunder to the State and Federal Courts of New York, and hereinafter waive any objection based on personal jurisdiction to such courts.

18.       NO WAIVER. Failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision of this Agreement, at any later time.

19.       SEVERABILITY. The provisions of this Agreement are severable. If any arbitrator (or court as applicable hereunder) rules that any portion of this Agreement is invalid or unenforceable, the arbitrator’s or court’s ruling shall not affect the validity and enforceability of other provisions of this Agreement. It is the intent of the parties that if any provision of this Agreement is ruled to be overly broad, the arbitrator or court shall interpret such provision with as much permissible breadth as is allowable under law rather than consider such provision void.

20.       SURVIVAL. All terms and conditions of this Agreement which by reasonable implication are meant to survive the termination of this Agreement, including but not limited to the provisions of Paragraphs 11, 12, 13, 14, 15, 16 and 17 of this Agreement and Exhibit A and Appendix 1, shall remain in full force and effect after the termination of this Agreement.

21.       INDEMNIFICATION. Nothing contained in this Agreement shall be deemed to invalidate or deprive Executive of any rights to indemnification he may have under applicable law or as may be described in the Company’s by-laws, policies and/or indemnity procedures.

22.       REPRESENTATIONS. Executive represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement, that he is voluntarily entering into this Agreement and has been given an opportunity to review all aspects of this Agreement with an attorney, if he chooses to do so.

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23.       NOTICES.

A.         ADDRESSES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person, or sent prepaid by certified mail, bonded messenger or overnight express, to the party named at the address set forth below or at such other address as either party may hereafter designate in writing to the other party:

Executive:	Scott Salmirs
Address on file

Copy:	Steven Eckhaus, Esq.
Cadwalader, Wickersham & Taft LLP
1 World Financial Center
New York, New York 10281
Attention: Steven Eckhaus, Esq.
steven.eckhaus@cwt.com

ABM:	ABM Industries Incorporated
551 Fifth Avenue
New York, New York 10176
Attention: Board of Directors

Copy:	ABM Industries Incorporated
551 Fifth Avenue
New York, New York 10176
Attention: General Counsel

B.         RECEIPT. Any such notice shall be assumed to have been received when delivered in person or 48 hours after being sent in the manner specified above.

24.         ENTIRE AGREEMENT. Unless otherwise specified herein, this Agreement sets forth every contract, understanding and arrangement as to the employment relationship between Executive and ABM. For the avoidance of doubt, Exhibit A and its Appendix 1 shall be deemed to be a part of this Agreement, and all references to this Agreement (including, without limitation, through the use of hereto, herein, hereof, etc.) shall be deemed to also refer to Exhibit A and its Appendix 1.

A.         NO EXTERNAL EVIDENCE. The parties intend that this Agreement speak for itself, and that no evidence with respect to its terms and conditions other than this Agreement itself may be introduced in any arbitration or judicial proceeding to interpret or enforce this Agreement.

B.         SUPERSEDES OTHER AGREEMENTS. It is specifically understood and accepted that this Agreement supersedes all oral and written employment agreements between Executive and ABM prior to the date of this Agreement other than the Change in Control Agreement as well as all conflicting provisions of Company’s Human Resources Manual, including but not limited to the termination, discipline and discharge provisions contained therein.

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Notwithstanding the foregoing, Executive’s confidentiality and other restrictive covenant obligations, as set forth in this Agreement, are in addition to, and not in limitation or substitution of, Executive’s similar or related obligations under Company policy or applicable law.

C.         AMENDMENTS. This Agreement may not be amended except in a writing approved by the Board and signed by Executive and the Chair of the Compensation Committee.

IN WITNESS WHEREOF, Executive and the Chair of the Compensation Committee of the Board have executed this Agreement as of the dates set forth below.

Executive: Scott Salmirs

Signature:	/s/ Scott Salmirs

Date:	January 12, 2015

ABM: ABM Industries Incorporated

Signature:	/s/ Sudhakar Kesavan

By: Sudhakar Kesavan

Title: Chair of the Compensation Committee

Date:	January 12, 2015

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EXHIBIT A

1.          RESTRICTIVE COVENANTS. In consideration of the compensation, contract term, potential severance benefits, continued employment provided by Company, as well as the access Company will provide Executive to its Confidential Information, and current and prospective customers, all as necessary for the performance of Executive’s duties hereunder, Executive hereby agrees to the following during Executive’s employment and thereafter as provided:

1.1	CONFIDENTIAL INFORMATION DEFINED. For purposes of this Agreement, “Confidential Information” includes but is not limited to: (i) Company and its affiliated entities’ trade secrets, know-how, ideas, applications, systems, processes and other confidential information which is not generally known to and/or readily ascertainable through proper means by the general public; (ii) plans for business development, marketing, business plans and strategies, budgets and financial statements of any kind, costs and suppliers, including but not limited to methods, policies, procedures, practices, devices and other means used by Company and its affiliates in the operation of its business, pricing plans and strategies, as well as information about Company and affiliated entity pricing structures and fees, unpublished financial information, contract provisions, training materials, profit margins and bid information; (iii) information regarding the skills, abilities, performance and compensation of other employees of Company or its affiliates, or of the employees of any company that contracts to provide services to Company or its affiliates; (iv) information of third parties to which Executive had access by virtue of Executive’s employment, including, but not limited to information on customers, prospective customers, and/or vendors, including current or prospective customers’ names, contact information, organizational structure(s), and their representatives responsible for considering the entry or entering into agreements for those services, and/or products provided by Company and its affiliates; customer leads or referrals; customer preferences, needs, and requirements (including but not limited to customer likes and dislikes, as well as supply and staffing requirements) and the manner in which they have been met by Company or its affiliates; customer billing procedures, credit limits and payment practices; and customer information with respect to contract and relationship terms and conditions, pricing, costs, profits, sales, markets, plans for future business and other development; purchasing techniques; supplier lists; (v) information contained in Company’s LCMS database, JDE, LMS or similar systems; and (vi) any and all information related to past, current or future acquisitions between Company or Company-affiliated entities, including but not limited to information used or relied upon for said acquisition.

1.2	NON-DISCLOSURE. Company and Executive acknowledge and agree that Company has invested significant effort, time and expense to develop its Confidential Information. Except in the performance of this Agreement, Executive agrees to hold all Confidential Information in the strictest confidence, and to refrain from making any unauthorized use or disclosure of such information both during Executive’s employment and at all times thereafter. Except in the performance of the Agreement, Executive shall not directly or indirectly disclose, reveal, transfer or deliver to any other person or business, any Confidential Information which was obtained directly or indirectly by Executive from, or for, Company or its affiliates or by virtue of Executive’s employment. This Confidential Information has unique value to Company and its affiliates, is not generally known or readily available by proper means to their competitors or the general public, and could only be developed by others after investing significant effort, time, and expense. Executive understands that Company or its affiliates would not make such Confidential Information available to Executive unless Company was assured that all such Confidential Information will be held in trust and confidence in accordance with this Agreement and applicable law. Executive hereby acknowledges and agrees to use this Confidential Information solely for the benefit of Company and its affiliated entities. Notwithstanding the foregoing, Executive will be permitted to disclose Confidential Information to the extent (x) such disclosure is made in connection with judicial or administrative proceedings, or (y) Executive is compelled to disclose such information to, or by, any governmental or judicial authority or otherwise required by applicable law or regulation.

1.3	NON-SOLICITATION OF EMPLOYEES. Executive acknowledges and agrees that Company has developed its work force as the result of its investment of substantial time, effort, and expense. During the course and solely as a result of Executive’s employment with Company, Executive will come into contact with officers, directors, employees, and/or independent contractors of Company and affiliated-entities, develop relationships with and acquire information regarding their knowledge, skills, abilities, salaries, commissions, benefits, and/or other matters that are not generally known to the public. Executive further acknowledges and agrees that hiring, recruiting, soliciting, or inducing the termination of such individuals will cause increased expenses and a loss of business. Accordingly, Executive agrees that while employed by Company and for a period of twelve (12) months following the termination of Executive’s employment (whether termination is voluntary or involuntary), Executive will not directly or indirectly solicit, hire, recruit or otherwise encourage, assist in or arrange for any officer, director, employee, and/or independent contractor to terminate his/her service relationship with Company or any other Company-affiliated entity, except in the proper performance of this Agreement. The prohibitions set forth in this Paragraph 1.3 shall include but not be limited to: (i) identifying to other companies or their agents, recruiting or staffing firms, or other third parties Company officers, directors, employees, or independent contractors who have specialized knowledge concerning Company’s business, operations, processes, methods, or other confidential affairs or who have contacts, experience, or relationships with particular customers; (ii) disclosing or commenting to other companies or their agents, recruiting or staffing firms, or other third parties regarding the quality or quantity of work, specialized knowledge, or personal characteristics of any person still engaged by Company or any other Company-affiliated entity; and (iii) providing such information to prospective companies or their agents, recruiting or staffing firms, or other third parties preceding possible engagement.

1.4	NON-SOLICITATION OF CUSTOMERS. Executive acknowledges and agrees that Company and its affiliates have identified, solicited, and developed their customers and developed customer relationships as the result of their investment of significant time, effort, and expense and that Company has a legitimate business interest in protecting these relationships. Executive further acknowledges that Executive would not have been privy to these relationships were it not for Executive’s employment by Company. Executive further acknowledges and agrees that the loss of such customers and clients would damage Company and potentially cause Company great and irreparable harm. Consequently, Executive covenants and agrees that during, and for twelve (12) months following the termination of, Executive’s employment with Company (whether such termination is voluntary or involuntary), Executive shall not, directly or indirectly, for the benefit of any person or entity other than Company, attempt to seek, seek, attempt to solicit, solicit, or accept work from any customer, client or active customer prospect: (i) with whom Executive developed a relationship while employed by Company or otherwise obtained Confidential Information about for the purpose of diverting business from Company or an affiliated entity; and (ii) that is located in a state or foreign country in which: (a) Executive performed work, services, or engaged in business activity on behalf of Company within the 12-month period preceding the effective date of Executive’s termination of employment; and/or (b) where Company has business operations and Executive was provided Confidential Information regarding Company’s business activities in those territories within the 12-month period preceding the effective date of Executive’s termination of employment.

1.5	POST EMPLOYMENT COMPETITION. Executive agrees that, while employed by Company and for a period of twelve (12) months following Executive’s termination of employment (whether such termination is voluntary or involuntary), Executive shall not work, perform services for, or engage in any business, enterprise, or operation that engages in a Competing Business (as defined below) in a Restricted Territory (as defined below). For purposes of this Agreement, “Competing Business” means the provision of any goods, products, or services that are the same or substantially similar to those provided by Company, or any Company-affiliated entity with respect to which Executive had Confidential Information, in the 12 month period preceding the effective date of

Executive’s termination of employment. Executive acknowledges that Company and its affiliates are engaged in business in various states throughout the U.S. and various international locations. Accordingly, and in view of the nature of Executive’s nationwide position and responsibilities, “Restricted Territory” as used herein means each state and each foreign country: (i) in which Executive performed work, services, or engaged in business activity on behalf of Company within the 12-month period preceding the effective date of Executive’s termination of employment; and/or (ii) where Company has business operations and Executive was provided Confidential Information regarding Company’s business activities in those territories within the 12-month period preceding the effective date of Executive’s termination of employment. The restrictions in this Paragraph 1.5 shall only apply if, within the 12 month period prior to the effective date of Executive’s termination, Executive was employed by Company to perform sales, marketing, and/or operational activities, or was directly involved in corporate development and strategy (i.e., mergers, acquisitions, divestitures and/or other corporate strategic initiatives) for Company or its affiliates.

1.6	NON-DISPARAGEMENT. Following the termination of Executive’s employment for any reason, Executive agrees not to make any statement or take any action which disparages, defames, or places in a negative light Company, Company-affiliated entities, or its or their reputation, goodwill, commercial interests or past or present officers, directors, employees, agents or other service providers.

1.7	CREATIONS. The terms and conditions set forth in Appendix 1 attached hereto are hereby incorporated by reference as though fully set forth herein.

1.8	CONFIDENTIAL INFORMATION OF OTHERS. Executive will not use, disclose to Company or induce Company to use any legally protected confidential, proprietary or trade secret information or material belonging to others which comes into Executive’s knowledge or possession at any time, nor will Executive use any such legally protected information or material in the course of Executive’s employment with Company. Executive has no other agreements or relationships with or commitments to any other person or entity that conflicts with Executive’s obligations to Company as an employee of Company or under this Agreement, and Executive represents that Executive’s employment will not require Executive to violate any legal obligations to any third-party. In the event Executive believes that Executive’s work at Company would make it difficult for Executive not to disclose to Company any legally protected confidential, proprietary or trade secret information or materials belonging to others, Executive will immediately inform the CEO Committee. Executive has not entered into, and Executive agrees Executive will not enter into, any oral or written agreement in conflict with this Agreement.

1.9	COOPERATION WITH LEGAL MATTERS. During Executive’s employment with Company and thereafter, Executive shall cooperate with Company and any Company-affiliated entity in its or their investigation, defense or prosecution of any potential, current or future legal matter in any forum, including but not limited to lawsuits, administrative charges, audits, arbitrations, and internal and external investigations. Executive’s cooperation shall include, but is not limited to, reviewing and preparing documents and reports, meeting with attorneys representing any Company-affiliated entity, providing truthful testimony, and communicating Executive’s knowledge of relevant facts to any attorneys, experts, consultants, investigators, employees or other representatives working on behalf of a Company-affiliated entity. Except as required by law, Executive agrees to treat all information regarding any such actual or potential investigation or claim as confidential. Executive also agrees not to discuss or assist in any litigation, potential litigation, claim, or potential claim with any individual (or their attorney or investigator) who is pursuing, or considering pursuing, any claims against Company or a Company-affiliated entity, unless required by law. In performing the tasks outlined in this Paragraph 1.9, Executive shall be bound by the covenants of good faith and veracity set forth in ABM’s Code of Business Conduct and Ethics and by all legal obligations. Nothing herein is intended to prevent Executive from complying in good faith with any subpoena or other affirmative legal obligation. Executive agrees to notify Company immediately in the event there is a request for information or inquiry pertaining to Company, any Company-affiliated entity, or Executive’s knowledge of or employment with Company. In performing responsibilities under this Paragraph at the request or for the benefit of Company, Executive shall be compensated for Executive’s time at an hourly rate of $400 per hour, plus his reasonable travel expenses. However, during any period in which Executive is an employee of Company or is receiving payments pursuant to Paragraph 14 of this Agreement or pursuant to the terms of any Other Severance Agreement, Executive shall not be so compensated.

1.10	REMEDIES AND DAMAGES. The parties agree that compliance with Paragraphs 1.1 – 1.9 of this Exhibit A and Appendix 1 is necessary to protect the business and goodwill of Company, that the restrictions contained herein are reasonable and that any breach of such Paragraphs will result in irreparable and continuing harm to Company, for which monetary damages will not provide adequate relief. Accordingly, in the event of any actual or threatened breach of any covenant or promise made by Executive herein, Company and Executive agree that Company shall be entitled to all appropriate remedies, including but not limited to temporary restraining orders and injunctions enjoining or restraining such actual or threatened breach. Executive hereby consents to the issuance thereof forthwith by any court of competent jurisdiction without the need for posting any bond.

1.11	LIMITATIONS. Nothing in this Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason in the State of New York, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

APPENDIX 1

A.         ASSIGNMENT.  Executive hereby assigns, and agrees to assign, to Company, without additional compensation, Executive’s entire right, title and interest in and to (a) all Creations (as defined below), and (b) all benefits, privileges, causes of action and remedies relating to the Creations, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all such registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Creation; and to settle and retain proceeds from any such actions). As used herein, the term “Creations” includes, but is not limited to, creations, inventions, works of authorship, ideas, processes, technology, formulas, software programs, writings, designs, discoveries, modifications and improvements, whether or not patentable or reduced to practice and whether or not copyrightable, that relate in any manner to the actual or demonstrably anticipated business or research and development of Company or its affiliates, and that are made, conceived or developed by Executive (either alone or jointly with others), or result from or are suggested by any work performed by Executive (either alone or jointly with others) for or on behalf of Company or its affiliates: (i) during the period of Executive’s employment with Company, whether or not made, conceived or developed during regular business hours; or (ii) after termination of Executive’s employment if based on Confidential Information. Executive agrees that all such Creations are the sole property of Company or any other entity designated by it, and, to the maximum extent permitted by applicable law, any copyrightable Creation will be deemed a work made for hire.

B.         DISCLOSURE.  Executive agrees to disclose promptly and fully to Executive’s immediate supervisor at Company, and to hold in confidence for the sole right, benefit and use of Company, any and all Creations made, conceived or developed by Executive (either alone or jointly with others) during Executive’s employment with Company, or within twelve (12) months after the termination of Executive’s employment if based on Confidential Information. Such disclosure will be received and held in confidence by Company. In addition, Executive agrees to keep and maintain adequate and current written records on the development of all Creations made, conceived or developed by Executive (either alone or jointly with others) during Executive’s period of employment or during the twelve (12) month period following termination of Executive’s employment, which records will be available to and remain the sole property of Company at all times.

C.         ASSIST WITH REGISTRATION.  Executive agrees that Executive will, at Company’s request, promptly execute a written assignment of title for any Creation required to be assigned by Paragraph A of this Appendix 1. Executive further agrees to perform, during and after Executive’s employment, all acts deemed necessary or desirable by Company to assist it (at its expense) in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Creation assigned to Company pursuant to Paragraph A of this Appendix 1. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Should Company be unable to secure Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Creation, whether due to Executive’s mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to undertake such acts in Executive’s name as if executed and delivered by Executive, and Executive waives and quitclaims to Company any and all claims of any nature whatsoever that Executive may not have or may later have for infringement of any intellectual property rights in the Creations. Company will compensate Executive at an hourly rate of $400 per hour for time actually spent by Executive at Company’s request on such assistance at any time following termination of Executive’s employment with Company.